Exhibit 10.34

Qian Yan Advertising Media (Shenzhen) Co., Ltd.

Operation Agreement

Party A-1 (Entrusting Party): Yoshitsu Co., Ltd.

Address: [*]

Party A-2 (Entrusting Party): YST (HK) Limited

Address: [*]

Party A-1 and Party A-2 are collectively referred to as “Party A”.

Party B (Entrusted Party): Qian Yan Advertising Media (Shenzhen) Co., Ltd.

Address: [*]

Party A and Party B jointly negotiated and reached an agreement on the matter of Party A entrusting Party B to operate the mini program. Based on the principle of fairness and friendliness, the two Parties entered into this agreement (the “Agreement”).

Article 1 Contents of the Agreement

The content of the Agreement is that Party A entrusts Party B to operate and develop reiwatakiya mini program and Tokyo Lifestyle mini program under its name.

Article 2 Payment and Settlement

1.	All the prices and amounts involved in this Agreement are calculated in RMB.

2.	During the cooperation period between the two Parties, the cooperation model will be based on the sales amount commission model. Sales amount is the actual amount received by Party A (hereinafter referred to as “Sales”).

3.	The rate of Sales commission paid by Party A to Party B is 3% of the Sales.

4.	On the fifth (5) day of each month, Party B shall provide Party A with monthly Sales details. Party A-2’s financial staff shall provide Party B with the actual settlement amount in the previous month. After the income amounts are confirmed, Party B shall apply for the settlement of operating fees every quarter. The service fees shall be paid to Party B before the fifteenth (15) day of the month. If Party B does not provide any feedback within the specified time after receiving Party A’s settlement details, Party B will be deemed to have confirmed the result and shall carry out the follow-up settlement work as agreed in the Agreement. Party B shall issue the service commission invoice based on the settlement amount as confirmed by both Parties and provide it to Party A-2. In case of national statutory holidays, the payment date can be postponed. Where an overdue payment occurs by Party A-2, Party A-1 shall undertake the joint and several liability with Party A-2.

5.	Payment method: payment shall be made by bank transfer to the designated account provided by Party B.

Article 3 Term of Agreement

1.	From September 1, 2020 to March 31, 2021.

2.	Upon expiration of the Agreement, Party B has the priority to renew the Agreement. If neither party proposes a formal written termination of the Agreement, and Party B continues to perform the original Agreement obligations, this Agreement shall be deemed as automatically renewed, and Party A shall perform its payment obligations in accordance with the payment and settlement clauses under this Agreement.

Article 4 Party A’s Rights and Obligations

1.	Party A shall provide the contact persons during the term of development, and provide the company related text, pictures, product descriptions, etc., to facilitate the staff of Party B to understand the specific situation of Party A and communicate the schedule.

2.	Party A shall, from the execution date of this Agreement, pay the corresponding fees to Party B in full and on time in accordance with the payment method stipulated in this Agreement. If Party A delays or refuses to pay the corresponding fees without reasonable reasons, Party B shall be entitled to unilaterally terminate the performance of this Agreement.

3.	After the overall plan is determined, Party A shall be entitled to propose changes to the operating plan. However, the changes proposed each time by Party A shall not exceed the scope of the last amendment, and shall not violate the overall plan that has been determined.

4.	Party A shall formulate the marketing and promotion principles, and Party B shall be entitled to formulate the marketing and promotion plan under the framework of the principles. It shall be negotiated by two Parties, but Party A has the right of final decision. The various gifts and other resources needed in this process shall be provided by Party A.

5.	Party A shall provide Party B with the content materials required for the operation in a timely manner, including but not limited to pictures, introduction materials, etc. If Party A fails to provide the materials to Party B in a timely manner or if the provided materials involve legal issues such as infringement, Party B shall not be held responsible for any delays in the operation schedule or any other consequences.

6.	The copyright of works related to this Agreement belongs to Party A, and Party B provides technical and service support.

7.	Party A shall pay the stipulated fees to Party B within 3 working days upon the date of execution of this Agreement. After the operation is completed, Party A shall carry out the inspection and acceptance within 7 working days.

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Article 5 Party B’s Rights and Obligations

1.	According to the requirements of Party A, Party B shall set up a working group to undertake the design and operation of the project to make the project advanced and extensive at the design level, and standardized at implementation process.

2.	Party B shall complete the project development in strict accordance with the plan confirmed by both Parties, and timely and truthfully inform Party A of the development progress. Party B shall ask Party A for the materials required for the design and related documents required for the preparation work in the project.

3.	Party A shall not propose more than 10 amendments to Party B’s main design plan. After Party A recognizes and confirms the overall plan, it again proposes to modify the overall level of the operation plan, Party B has the right to refuse; if Party A must make adjustments, the corresponding responsibilities shall be borne by Party A, and based on the additional workload generated, the corresponding labor costs and extension of working hours will be added to Party A.

4.	Party B is responsible for the daily product management of each platform store, including information entry, information release, product classification association, picture optimization, ranking optimization, increase visitors, increase conversions, etc.

5.	Party B is responsible for consumer-oriented customer services and order processing work. Except for statutory holidays, online consultation services shall be provided based on 7 days a week multiplied by 15 hours, and after-sales hotline services shall be provided based on 6 days a week multiplied by 8 hours.

6.	Party B is entitled to make recommendations, including but not limited to product pricing recommendations, planned activities and promotions based on specific circumstances, and implement them after discussing and reaching an agreement with Party B.

7.	If Party B violates any of the provisions of this Agreement, Party A shall be entitled to claim compensation for the corresponding losses. Party A and B are cooperated on the basis of trust and honest. During the cooperation, either party has the obligation to support each other’s development and maintain each other’s image.

Article 6 Copyright, Source Code and Trade Secrets

1.	The ownership of the pictures, product materials, copywriting and other materials, produced by Party B during the period when Party B provides services to Party A, belongs to Party A.

2.	Party B must strictly keep the trade secrets of Party A confidential, and shall not use the project data, picture materials, source code, copyright, etc. in any third-party projects.

Article 7 Liability for Breach of the Agreement

1.	During the term of the Agreement, the failure of one Party to perform the responsibilities and obligations stipulated in the Agreement due to force majeure shall not be regarded as a breach of Agreement. Force majeure refers to: war, fire, flood, earthquake, typhoon and other unforeseen accidents whose occurrence and consequences cannot be prevented or avoided.

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2.	During the implementation of the project, if the project cannot be completed on time due to any reasons attributed to one Party, the Party shall apply for an extension before the Agreement expires. After the two Parties sign the operation extension Agreement, the project shall be processed according to the completion date of the extension Agreement.

3.	During the implementation of the project, if there is any disagreement between Party A and Party B, they should first solve the problem on an equal footing, mutual trust, mutual accommodation, and amicably.

Article 8 Service List

3 mini program malls (each mini program mall provides the same service content and quantity).

1.	Party B conducts editing and promotion of original articles on WeChat public account once a month;

2.	Party B performs basic background settings, including avatar settings, product settings, announcement settings, etc.;

3.	Party B designs 3 pictures in detail, extra picture design fees shall be 40 RMB/piece (the picture can be modified once and not more than 30%; extra picture modification fee shall be 10 RMB each time the pictures are Moments posters and slides of the system mall, excluding picture albums, product details, brochures, web design, and user manuals);

4.	Party B provides the overall page renovation design once every 6 months;

5.	Party B provides monthly product launch service;

6.	Party B conducts daily order status query, order data export, maintenance, and abnormal order processing, etc.;

7.	Party B provides online activities planning 5 times a month.

Article 9 Cancellation, Termination, and Renewal of the Agreement

1.	This Agreement can be terminated if both Parties reach a consensus through consultation.

2.	If Party B engages in any of the following activities, Party A shall be entitled to terminate this Agreement at any time:

1)	Serious violation of industry code, operation by improper means and causing adverse effects to Party A.

2)	Disclosing Party A’s information, providing various information resources for Party A’s competitors.

3)	Serious dereliction of duty, malpractice for personal gain, causing material damage to Party A’s interests.

3.	If both Parties need to sign a new Agreement, after the two Parties have negotiated and agreed, a new service Agreement shall be renewed within 7 working days before the expiration of this Agreement.

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4.	If there is a major change during the term of Agreement, such as policy changes on the network service provider in the PRC that cause losses to both Parties, it will not be included in the Agreement.

Article 10 Miscellaneous

1.	In the process of project design and production, if there is any change in the project plan, it shall be signed and confirmed by the executives and the project leaders of both Parties in the form of a memorandum.

2.	In the process of project implementation, if the Agreement is extended due to the responsibility of Party A or Party B, the Agreement shall be renewed through friendly negotiation between the two Parties, and the project completion date shall be determined again, otherwise the liability for breach of Agreement shall be enforced.

3.	Both Parties shall perform the Agreement based on the principle of good faith. If any party adopts fraud, coercion, etc. in the performance, the other party shall be entitled to terminate this Agreement and to demand compensation from the other party for damages.

4.	Party A hereby promises to keep the price of this Agreement confidential.

5.	For matters not covered in the terms of this Agreement, both Parties shall negotiate and settle on the principle of friendly cooperation. This Agreement shall become effective on the date of execution by both Parties. This Agreement is executed in 3 copies, and each of the three Parties holds 1 copy.

6.	The appendix of the Agreement shall have the same legal effect as the body of the Agreement. The fax, scan, photo and photocopy of this Agreement, which are signed and input the text information, are deemed to be the original and have the same legal effect as the original. The Agreement signed by both Parties in the form of scanned copy has formal legal effect.

Party A-1: Yoshitsu Co., Ltd. (Sealed)

(Signature unrecognizable)

Execution Date: August 20, 2020

Party A-2: YST (HK) Limited (Sealed)

(Signature unrecognizable)

Execution Date: August 20, 2020

Party B: Qian Yan Advertising Media (Shenzhen) Co., Ltd. (Sealed)

(Signature unrecognizable)

Execution Date: August 20, 2020

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SUPPLMENTARY AGREEMENT

Party A: Yoshitsu Co., Ltd. (hereinafter referred to as “Party A”)

Party B: Qian Yan Advertising Media (Shenzhen) Co., Ltd. (hereinafter referred to as “Party B”)

WHEREAS, Party A and Party B signed an Operation Agreement (Contract No.: 20200908A) (hereinafter referred to as the “Master Agreement”) on August 20, 2020, under which Party A entrusts Party B to operate the mini program owned by Party A. To properly implement the Master Agreement and establish a long-term, and mutually beneficial cooperative relationship, the two parties have reached the following supplementary agreement through friendly consultation:

1.	Regarding the addition of Article 11 to the Master Agreement

Both parties agree to add the following paragraph as Article 11 to the Master Agreement:

“Any dispute arising from the execution or performance of this Agreement shall be settled by friendly negotiation between the parties; in the event that such negotiation fails, the parties agree that the Tokyo District Court shall be the exclusive court of jurisdiction for the first instance; either party may file a lawsuit with the Tokyo District Court, and the applicable law shall be the laws of Japan.”

2.	Regarding the addition of Article 12 to the Master Agreement

Both parties agree to add the following paragraph as Article 12 of the Master Agreement:

“Party B agrees to fully comply with the Personal Information Protection Law of the People’s Republic of China (hereinafter referred to as “China”), where the Agreement is principally performed, and other laws and regulations of China relating to personal information protection of Chinese consumers. Party B or Party B’s business partner(s) within China shall legally and properly collect, store, use, process, and manage personal information of Chinese consumers. Any legal liability arising from any violation of such laws and regulations shall be borne by Party B solely, and not by Party A. Party A shall not obtain or keep such personal information of Chinese consumers. If Party A suffers losses due to Party B’s failure to comply with China’s relevant laws and regulations relating to personal information protection, Party A has the right to unilaterally terminate the Master Agreement (including any supplementary agreement), and Party B shall be fully liable for all losses suffered by Party A as a result.”

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3.	Miscellaneous

3.1.	This Supplementary Agreement is an integral part of the Master Agreement and has the same legal effect as the Master Agreement. In the event of any inconsistency between this Supplementary Agreement and the Master Agreement, this Supplementary Agreement shall prevail. Anything not covered hereby shall be determined by the Master Agreement.

3.2.	This Supplementary Agreement shall come into effect upon affixing of seals of both parties thereto. This Supplementary Agreement shall be executed in two copies, one for each party, with equal legal effect.

Party A: Yoshitsu Co., Ltd. (Sealed)		Party B: Qian Yan Advertising Media (Shenzhen) Co., Ltd. (Sealed)

Representative:	Mei Kanayama	Representative:	(Signature unrecognizable)

Date:	October 19, 2021	Date:	October 19, 2021

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